Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, VA 23219 troutman.com
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F 804.697.1339

March 9, 2018
PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158
Ladies and Gentlemen:
We have acted as counsel to PNM Resources, Inc., a New Mexico corporation (the “Company”), in connection with (i) the Company’s registration statement on Form S-3ASR (File No. 333- 223336 (the “Registration Statement”) filed on March 1, 2018 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the accompanying prospectus dated March 1, 2018 (the “Prospectus”) and (ii) the issuance by the Company of $300 million aggregate principal amount of the Company’s 3.250% Senior Notes due 2021 (the “Notes”) as described in the prospectus supplement dated March 7, 2018 (together with the Prospectus, the “Final Prospectus”).
The Notes are being issued under the Indenture dated as of March 15, 2005, between the Company and MUFG Union Bank, N.A. (formerly known as Union Bank, N.A., as ultimate successor to JPMorgan Chase Bank, N.A.), as Trustee (the “Trustee”), as heretofore supplemented and amended (the “Indenture”), and as supplemented and amended by the Supplemental Indenture No.3 to be dated as of March 9, 2018, between the Company and the Trustee (the “Supplemental Indenture”), and in accordance with that certain Underwriting Agreement dated March 7, 2018 between the Company and the Underwriters named therein (the “Underwriting Agreement”).
This opinion is being furnished to you at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by the Company’s officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Articles of Incorporation, as amended to date (the “Articles”), and the Bylaws of the Company, as amended to date (the “Bylaws”), (ii) the resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Final Prospectus, the Underwriting Agreement and the issuance of the Notes pursuant to the Underwriting Agreement and certain related matters, (iii) the form of the Note (with the maturity, interest rate and other terms inserted therein), (iv) the Registration Statement and exhibits thereto, (v) the Final Prospectus, and (vi) the Underwriting Agreement.
For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of

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the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder.
We are members of the bar of the State of New York and are not purporting to be experts on, or generally familiar with, or qualified to express legal conclusions based upon, laws of any state or jurisdiction other than the federal laws of the United States of America and the State of New York and we express no opinion as to the effect of the laws of any other jurisdiction or as to the securities or blue sky laws of any state (including, without limitation, New York), municipal law or the laws of any local agencies within any state (including, without limitation, New York). This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Insofar as this opinion relates to matters which are governed by the laws of the State of New Mexico, we have relied on the opinion of Leonard D. Sanchez, Esq., Associate General Counsel of the Company, addressed to you of even date herewith, which is being filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K.
Based on the foregoing and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that:

1.
When the Notes have been duly issued and sold in the manner contemplated by the Registration Statement, the Final Prospectus and the Underwriting Agreement, the Company has received the consideration provided for in the Final Prospectus and the Underwriting Agreement, and assuming due authentication thereof by the Trustee or the Authenticating Agent in accordance with the provisions of the Indenture and the Supplemental Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), (c) public policy considerations which may limit the rights of parties to obtain remedies, (d) the waivers of any usury defense contained in the Indenture, Supplemental Indenture or Notes which may be unenforceable, (e) requirements that a claim with respect to any Notes denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on

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a date determined pursuant to applicable law and (f) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies.
Our opinion is as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Final Prospectus and Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Troutman Sanders LLP